Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Stardust Power Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Security(1)	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(c)	6,500,000	$7.2833	$47,341,450	0.0001531	$7,247.976

				Total Offering Amount		$47,341,450		$7,247.976
				Total fee to Be Paid				$7,247.976
				Total Fees Previously Paid				-
				Total Fee Offsets				-
				Net Fee Due				$7,247.976

(1)	The proposed maximum offering price per unit is estimated solely for purposes of calculating the registration fee according to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of Stardust Power Inc.’s common stock, par value $0.0001 per share, quoted on The Nasdaq Global Market on October 2, 2024 (such date being within five business days of the date that this registration statement is being filed with the U.S. Securities and Exchange Commission).